Media Contact:

Shannon Pleasant

Intersil Corporation

(512) 382-8444

spleasant@intersil.com

Intersil Announces Verdict Reached in Sensor Technology Trial

Milpitas, Calif. – March 6, 2015 - Intersil Corporation (NASDAQ:ISIL), a  leading provider of innovative power management and precision analog solutions,  announced that a jury reached a verdict today on litigation initiated in 2008 by Texas Advanced Optoelectronic Solutions, Inc. (“TAOS”) in the U.S. District Court for the Eastern District of Texas.

In response to claims of trade secret misappropriation, breach of contract, tortious interference with a business relationship and patent infringement, the jury awarded TAOS $48.8 million in compensatory damages and $10 million in exemplary damages. Although the company appreciates the jury’s service, it believes the verdict and magnitude of the award to be erroneous. Intersil will seek to overturn the verdict through post-trial motions and appeals to the appropriate U.S. Circuit Courts of Appeal, as necessary.

About Intersil

Intersil Corporation is a leading provider of innovative power management and precision analog solutions. The company's products form the building blocks of increasingly intelligent, mobile and power hungry electronics enabling advances in power management to improve efficiency and extend battery life. With a deep portfolio of intellectual property and a rich history of design and process innovation, Intersil is the trusted partner to leading companies in some of the world’s largest markets, including the industrial and infrastructure, mobile computing, automotive and aerospace. For more information about Intersil, visit our website at www.intersil.com.

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